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                                                                    Exhibit 21

               SUBSIDIARIES OF AIR PRODUCTS AND CHEMICALS, INC.


The following is a list of the Company's subsidiaries, all of which are wholly owned as of 30 September 1994, except for certain subsidiaries of the Registrant which do not in the aggregate constitute a significant subsidiary as that term is defined in Rule 12b-2 under the Securities Exchange Act of 1934.

                                UNITED STATES

All companies are incorporated in the State of Delaware with the exception of Air Products Ref-Fuel of Essex County, Inc. which is incorporated in the State of New Jersey.

Registrant -- Air Products and Chemicals, Inc.
Air Products Helium, Inc.
Air Products Hydrogen Company, Inc.
Air Products, Incorporated
Air Products International Corporation
Air Products Manufacturing Corporation
Air Products of Oklahoma, Inc.
Air Products Ref-Fuel Holdings Corporation
Air Products Ref-Fuel of Essex County, Inc.
Air Products Ref-Fuel of Hempstead, Inc.
APCI (U.K.), Inc.
GSF Energy Inc.
Middletown Oxygen Company, Inc.
Permea, Inc.
Prodair Corporation

                                   BELGIUM

Air Products S.A.
Air Products Management S.A.

                                    BRAZIL

Air Products Gases Industriais Ltda. (The organization of this affiliate more closely resembles a partnership with limited liability than a corporation.)

                                    CANADA

Air Products Canada Ltd.

                                    FRANCE

Prodair S.A.

                               THE NETHERLANDS

Air Products Nederland B.V.
Air Products (Pernis) B.V.

                                UNITED KINGDOM

Air Products PLC
Air Products (GB) Limited
Air Products (UK) Limited
Air Products (BR) Limited
Anchor Chemical Group PLC

                                   GERMANY

Air Products GmbH